Exhibit 99.2

FOR IMMEDIATE RELEASE

ADA-ES AWARDED CONTRACTS FOR 10 ACTIVATED CARBON INJECTION SYSTEMS FROM THREE UTILITIES

Awards highlight ADA’s continued traction in the emission control equipment market

Company to present at the 25th Annual ROTH Conference on March 18th

Highlands Ranch, CO – March 13, 2013 – ADA-ES, Inc. (NASDAQ: ADES) (“ADA”) today announced that it has received awards from three utilities to supply ten Activated Carbon Injection (ACI) systems. Work on the contracts, which collectively are valued at more than $7 million, will begin immediately with deliveries in the fourth quarter of 2013 and in 2014.

The contracts are the result of the recent EPA Mercury and Air Toxics Standard (MATS), which requires coal-fired power plants to reduce emissions of mercury and sulfuric, hydrochloric and other acid gases by April 2015. ADA believes that MATS and other emission control regulations could generate a total market in excess of $1 billion for ACI and Dry Sorbent Injection (DSI) systems, and the Company expects to maintain a combined market share of about 35%. The enactment of MATS has recently created a significant increase in ACI and DSI procurement activities, and ADA has been active in its response to this market. With these new contracts ADA has received awards for DSI and ACI systems with a potential total value of over $50 million. In addition to these awards, ADA has active bids totaling over $125 million for ACI systems and over $160 million for DSI systems.

Dr. Michael Durham, President and CEO of ADA, stated, “We are very pleased to be awarded these projects by our customers and proud to provide them with solutions to ensure compliance with the new federal rules. The market for equipment to meet the federal MATS rules continues to accelerate and we expect that additional contracts for DSI and ACI systems will be awarded soon.”

The 25th Annual ROTH Conference

ADA will be presenting at the 25th Annual Roth Conference at 9AM PST on March 18th. The presentation will not be webcast; however a copy of the slides to be used at this event will be available via the Investor Information section of ADA’s web site, www.adaes.com, on or before March 18, 2013, and will also be filed on Form 8-K with the Securities and Exchange Commission (SEC).

About ADA

ADA is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

•

Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and our patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized Boilers and Pulverized Coal boilers respectively.

•	We supply Activated Carbon Injection (“ACI”) and Dry Sorbent Injection (“DSI”) systems, mercury measurement instrumentation, and related services.

•	Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced PRB coal with reduced emissions of mercury and other metals.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding expected deliveries of ACI and DSI systems, future markets for ACI and DSI systems, future contracts for ACI and DSI systems, future market share and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws and regulations, economic conditions and market demand; timing of laws, regulations and any legal challenges to or repeal of them; availability, cost of and demand for other technologies; technical and operational difficulties; availability of raw materials and equipment; loss of key personnel; intellectual property infringement claims from third parties; and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contact:

Graham Mattison

Vice President, Investor Relations

(646) 319-1417

graham.mattison@adaes.com

www.adaes.com